Exhibit 99.3

NORTHROP GRUMMAN CORPORATION

OFFER TO EXCHANGE

Up to $76,490,000 aggregate principal amount of 7.875% Senior Notes due 2026, $47,828,000 aggregate principal amount of 7.750% Senior Notes due 2026, $38,859,000 aggregate principal amount of 6.650% Senior Notes due 2028, $79,323,000 aggregate principal amount of 7.750% Senior Notes due 2029, $166,864,000 aggregate principal amount of 7.750% Senior Notes due 2031 and $12,300,000 aggregate principal amount of 6.980% Senior Notes due 2036 for a like aggregate principal amount of

7.875% Senior Notes due 2026, 7.750% Senior Notes due 2026, 6.650% Senior Notes due 2028, 7.750% Senior Notes due 2029, 7.750% Senior Notes due 2031 and 6.980% Senior Notes due 2036, respectively, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”)

Pursuant to the Prospectus dated                , 2022

, 2022

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Northrop Grumman Corporation, a Delaware corporation (the “Company”), is offering, upon and subject to the terms and conditions set forth in the prospectus, dated                , 2022 (as amended or supplemented, the “Prospectus”), and related letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offers”) up to the aggregate principal amount outstanding of the corresponding series of each series of Restricted Notes (as defined below) for a like aggregate principal amount of Exchange Notes (as defined below) in a transaction registered under the Securities Act.

Series of Restricted Notes (collectively, the “Restricted Notes”)	Aggregate Principal Amount Outstanding	Series of Notes Registered Under the Securities Act (collectively, the “Exchange Notes”)
7.875% Notes due 2026	$76,490,000	7.875% Notes due 2026
7.750% Notes due 2026	$47,828,000	7.750% Notes due 2026
6.650% Notes due 2028	$38,859,000	6.650% Notes due 2028
7.750% Notes due 2029	$79,323,000	7.750% Notes due 2029
7.750% Notes due 2031	$166,864,000	7.750% Notes due 2031
6.980% Notes due 2036	$12,300,000	6.980% Notes due 2036

The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Restricted Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the Restricted Notes do not apply to the Exchange Notes.

The Exchange Offers are being made in order to satisfy certain obligations of the Company contained in the registration rights agreement, dated as of September 2, 2021 (the “Registration Rights Agreement”), among the Company, as issuer, BofA Securities, Inc., BNP Paribas Securities Corp. and Wells Fargo Securities, LLC, as dealer managers. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Restricted Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee, or who hold Restricted Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus, dated , 2022;

2.	The Letter of Transmittal, dated , 2022, for your use in connection with the tender of Restricted Notes and for the information of your clients; and

3.

A form of letter which may be sent to your clients for whose account you hold Restricted Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

Your prompt action is requested. The Exchange Offers will expire at 5:00 p.m., New York City time, on                , 2022, unless extended by the Company in its sole discretion (such date and time as it may be extended, the “Expiration Date”). Restricted Notes tendered pursuant to the Exchange Offers may be withdrawn (in accordance with the procedures set forth in the Prospectus) at any time before the Expiration Date.

The Company will not pay any fees or expenses to any broker, dealer, commercial bank or trust company or any other person (other than the Exchange Agent) in connection with the solicitation of tenders of the Restricted Notes pursuant to the Exchange Offers. However, the Company will pay or cause to be paid all transfer taxes, if any, applicable to the exchange of Restricted Notes pursuant to the Exchange Offers, except as otherwise provided in the Prospectus or the Letter of Transmittal.

To participate in the Exchange Offers, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal (or an Agent’s Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal, which states that The Depository Trust Company (“DTC”) has received an express acknowledgment from the tendering participant in its Automated Tender Offer Program stating that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against the participant) must be sent to the Exchange Agent (as defined in the Letter of Transmittal) and certificates, if any, representing the Restricted Notes (or confirmation of a book-entry transfer of such Restricted Notes into the Exchange Agent’s account at DTC) must be delivered to the Exchange Agent, in each case, in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any inquiry you may have with respect to the Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Exchange Offers at its address and telephone number set forth in the Prospectus under the caption “The Exchange Offers—Exchange Agent”.

Very truly yours,

NORTHROP GRUMMAN CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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